Exhibit 10.2

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Settlement Agreement”), dated as of October30, 2025, is made by and Black Titan Corp. (“Black Titan,” or the “Company”) and Armistice Capital Master Fund Ltd. (“Armistice”). Each of Black Titan and Armistice are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Debenture (as defined below).

W I T N E S S E T H:

WHEREAS, in connection with the business combination between Titan Pharmaceuticals, Inc. (“TTNP”) and Black Titan, which was consummated on October 1, 2025 (the “Business Combination”), Black Titan assumed from TTNP that certain common stock warrant, issued on February 4, 2022 to Armistice to purchase 233,202 shares of common stock at an exercise price of $22.80 per share, post reverse stock split (the “Warrant”);

WHEREAS, pursuant to Section 3(d) of the Warrant, the Business Combination constituted a Fundamental Change (as defined in the Warrant), and, as a result, Black Titan, at Armistice’s option, would repurchase the Warrant from Armistice on the terms set forth in Section 3(d) of the Warrant (the “Warrant Repurchase”);

WHEREAS, Black Titan desires and Armistice has agreed, to waive its right to the Warrant Repurchase, and the Parties are entering into this Settlement Agreement to settle the amounts that will be paid by Black Titan to Armistice in lieu of the Warrant Repurchase;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties agree as follows:

1. Warrant Repurchase. Pursuant to Section 5(l) of the Warrant, Armistice hereby agrees that it shall waive its right to elect that, in connection with and at the closing of the Business Combination, the Warrant shall be repurchased by Black Titan as set forth in Section 3(d) of the Warrant. The Parties hereby agree that in lieu of the payment of the Black Scholes Value (as defined in the Warrant) for the Warrant, Black Titan shall pay consideration as follows (i) $1,000,000 in cash, paid by wire transfer of immediately available funds, and (ii) the issuance of $2,000,000 of restricted shares (the “Shares”), at a price equal to $3.90, the closing price of the Black Titan ordinary shares as of October 29, 2025 (the “Warrant Repurchase Consideration”) Upon payment in full of the Warrant Repurchase Consideration, the Warrant will be cancelled and deemed surrendered.

2. Issuance the Shares. The Shares, when issued, shall be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and will bear the following restrictive legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.”

Certificates evidencing the Shares shall not contain any legend (including the legend set forth above), (i) following any sale of such Shares while a registration statement covering the resale of such Shares is effective under the Securities Act, (ii) following any sale of such Shares pursuant to Rule 144 under the Securities Act, (iii) if such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions, (iv) if such Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 as to such Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Delegend Date if required by the Company and/or the Transfer Agent to effect the removal of the legend hereunder, or at the request of the Armistice, which opinion shall be in form and substance reasonably acceptable to the Armistice. From and after the Delegend Date, such Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than one (1) Trading Day following the delivery by Armistice to the Transfer Agent of a certificate representing the Shares issued with a restrictive legend (such first (1st) Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to Armistice a certificate representing such shares that is free from all restrictive and other legends or, at the request of the Armistice shall credit the account of the Armistice’s prime broker with the Depository Trust Company System as directed by the Armistice. Armistice acknowledges, that the delivery date is determined by the Transfer Agent, but that the Company shall provide any required documentation to the Transfer Agent within one (1) Trading Day of such delivery of the certificate by Armistice.

In addition to Armistice’s other available remedies, the Company shall pay to Armistice, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Shares (based on the VWAP of the Common Stock on the date such Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to Armistice by the Legend Removal Date a certificate representing the Shares so delivered to the Transfer Agent by Armistice that is free from all restrictive and other legends and (b) if after the Legend Removal Date Armistice purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Armistice of all or any portion of the number of shares of Ordinary Shares, or a sale of a number of Ordinary Shares equal to all or any portion of the number of Ordinary Shares that Armistice anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of Armistice’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Ordinary Shares so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Ordinary Shares that the Company was required to deliver to Armistice by the Legend Removal Date and for which Armistice was required to purchase shares to timely satisfy delivery requirements, multiplied by (B) the weighted average price at which the Armistice sold that number of Ordinary Shares.

3. Representations and Warranties of Armistice. To induce Black Titan to issue the Shares to the Armistice, Armistice hereby represents and warrants to Black Titan and agrees with Black Titan as follows:

i.	No Government Recommendation or Approval. Armistice understands that no federal or state agency has passed upon or made any recommendation or endorsement of the offering of the Shares.

ii.	No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Armistice of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the formation and governing documents of Armistice, (ii) any agreement, indenture or instrument to Armistice is a party or (iii) any law, statute, rule or regulation to which Armistice is subject, or any agreement, order, judgment or decree to which Armistice is subject.

iii.	Organization and Authority. Armistice is a [__________] validly existing and in good standing under the laws of [___________] and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. Upon execution and delivery by you, this Agreement is a legal, valid and binding agreement of Armistice, enforceable against Armistice in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

iv.	Experience, Financial Capability and Suitability. Armistice is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares and (ii) able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Armistice is capable of evaluating the merits and risks of its investment in Black Titan and has the capacity to protect its own interests. Armistice must bear the economic risk of this investment until the Shares are sold pursuant to: (i) an effective registration statement under the Securities Act or (ii) an exemption from registration available with respect to such sale. Armistice is able to bear the economic risks of an investment in the Shares and to afford a complete loss of Armistice’s investment in the Shares.

v.	Access to Information; Independent Investigation. Prior to the execution of this Agreement, Armistice has had the opportunity to ask questions of and receive answers from representatives of Black Titan concerning an investment in Black Titan as well as the finances, operations, business and prospects of Black Titan, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, Armistice has relied solely on Armistice’s own knowledge and understanding of Black Titan and its business based upon Armistice’s own due diligence investigation and the information furnished pursuant to this paragraph. Armistice understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section 4 and Armistice has not relied on any other representations or information in making its investment decision, whether written or oral, relating to Black Titan, its operations and/or its prospects.

vi.	Regulation D Offering. Armistice represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under state law.

vii.	Investment Purposes. Armistice is purchasing the Shares solely for investment purposes, for Armistice’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. Armistice did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

viii.	Restrictions on Transfer. Armistice understands the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act. Armistice r understands the Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and Armistice understands that the certificates or book-entries representing the Shares will contain a legend in respect of such restrictions. If in the future Armistice decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only pursuant to: (i) registration under the Securities Act, or (ii) an available exemption from registration. Armistice agrees that if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Armistice may be required to deliver to Black Titan an opinion of counsel satisfactory to Black Titan. Absent registration or an exemption, Armistice agrees not to resell the Shares.

ix.	No Governmental Consents. No governmental, administrative or other third party consents or approvals are required, necessary or appropriate on the part of Armistice in connection with the transactions contemplated by this Agreement.

4. Black Titan’s Representations and Warranties. To induce Armistice to accept the Shares, Black Titan hereby represents and warrants to Armistice as follows:

i.	Organization and Corporate Power. Black Titan is a Cayman Islands exempted company and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of Black Titan. Black Titan possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

a)	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

b)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Settlement Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Settlement Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Settlement Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

ii.	No Conflicts. The execution, delivery and performance of this Settlement Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

iii.	Title to Securities. Upon issuance in accordance with the terms hereof, the Shares will be duly and validly issued, fully paid and non-assessable. Upon issuance in accordance with the terms hereof, Armistice will have or receive good title to the Shares, free and clear of all liens, claims and encumbrances of any kind, other than (a) transfer restrictions hereunder and other agreements to which the Shares may be subject which have been notified to Armistice in writing, (b) transfer restrictions under federal and state securities laws, and (c) liens, claims or encumbrances imposed due to the actions of Armistice.

iv.	No Adverse Actions. There are no actions, suits, investigations or proceedings pending, threatened against or affecting the Black Titan which: (i) seek to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) question the validity or legality of any transactions or seeks to recover damages or to obtain other relief in connection with any transactions.

c)	Trading Market. The transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market.

5. Registration Rights. The Company shall prepare and file with the Commission a registration statement on Form F-1-providing for the resale of the Shares by the holders of the Shares (the “Resale Registration Statement”) under the Securities Act on or before November 14, 2025 (the “Filing Date”). The Company shall use best efforts to cause the Resale Registration Statement to become effective within 60 calendar days following the Filing Date (or, in the event of a “full review” by the Commission, the 90th calendar day following the Filing Date) (the “Effectiveness Date”) and to keep the Resale Registration Statement effective at all times until no holder owns any Shares; provided, however, that if the Commission is closed for operations due to a government shutdown, the applicable Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, and to keep such Registration Statement effective at all times until no Purchaser owns any Shares. In the event that the Resale Registration Statement is not (i) filed by the Filing Date-or (ii) declared effective by the Commission by the Effectiveness Date, then, in addition to any other rights the holders of Shares may have hereunder or under applicable law, on the Filing Date or the Effectiveness Date (each such date being referred to herein as an “Event Date”) and on each monthly anniversary of such Event Date (if the Resale Registration Statement shall not have been filed or declared effective by the applicable Event Date) until the Resale Registration Statement is filed or declared effective, the Company shall pay to each holder of Shares an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate amount of the Shares held by each holder of the Shares. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holders of the Shares, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the Resale Registration Statement being filed or declared effective, as the case may be. If: (i) the Resale Registration Statement is not filed on or prior to its Filing Date, or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective) or (iv) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (iv) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate amount of the Shares held by each holder of the Shares. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

6. Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Parties may reasonably request in order to carry out the intent and accomplish the purposes of this Settlement Agreement.

7. Governing Law. This Settlement Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York without regard to conflicts of law principles.

8. Counterparts. This Settlement Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties.

[signature page follows]

IN WITNESS WHEREOF, each Party hereto has caused this Settlement Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

BLACK TITAN CORPORATION

By:	/s/ Chay Weei Jye
Name:	Chay Weei Jye
Title:	Chief Executive Officer

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital LLC